Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports First-Quarter 2014 Earnings

•	GAAP EPS from continuing operations of 23 cents
•	Adjusted EPS of 27 cents
•	Revenue of $5.1 billion, 57 percent from Services
•	Operating profit of $442 million, up 13 percent year over year
•	Cash flow from operations of $286 million
•	Share repurchase of $275 million

NORWALK, Conn., April 22, 2014 – Xerox (NYSE: XRX) announced today first-quarter 2014 adjusted earnings per share of 27 cents. Adjusted EPS excludes 4 cents related to amortization of intangibles, resulting in GAAP EPS from continuing operations of 23 cents.

Total revenue in the first quarter was $5.1 billion, down 2 percent. Revenue from the company’s Services business, which represented 57 percent of total revenue, was $2.9 billion, flat year over year. Revenue from the company’s Document Technology business, which represented 40 percent of total revenue, was $2.0 billion, down 4 percent or 5 percent in constant currency.

“Our first-quarter reflects the value of our diversified business. Good profitability in Document Technology along with strength in document outsourcing and in commercial outsourcing services contributed positively to our results,” said Ursula Burns, Xerox chairman and chief executive officer. “But these gains were offset by higher-than-anticipated investments in our government healthcare business as we implement new Medicaid and health insurance exchange platforms. We’re focused on driving Services growth and margin improvement by executing on our Five-Plank Strategy and expect the benefits to build through 2014.”

The company generated $286 million in cash flow from operations during the first quarter. Also during the quarter, the company repurchased $275 million in Xerox stock.

“Our strong cash position enabled a fast start to our share repurchase program, and we are increasing our full-year share repurchase expectations from at least $500 million to at least $700 million. We continue to make investments in expanding services outside of the United States and to build out our services capabilities in areas that provide significant customer value,” Burns added.

First-quarter operating margin of 8.6 percent improved 1.1 points year over year. Gross margin was 30.2 percent, and selling, administrative and general expenses were 18.8 percent of revenue.

As a result of increased implementation costs in government healthcare, the company is lowering its guidance for both full-year Services segment margin and 2014 earnings.

Second-quarter 2014 GAAP earnings per share is expected to be 21 to 23 cents per share. Second-quarter adjusted EPS is expected to be 25 to 27 cents.

The company expects full-year 2014 GAAP earnings per share of 90 to 96 cents and full-year adjusted EPS of $1.07 to $1.13.

About Xerox

Since the invention of Xerography more than 75 years ago, the people of Xerox (NYSE: XRX) have helped businesses simplify the way work gets done. Today, we are the global leader in business process and document management, helping organizations of any size be more efficient so they can focus on their real business. Headquartered in Norwalk, Conn., we have more than 140,000 Xerox employees and do business in more than 180 countries, providing business services, printing equipment and software for commercial and government organizations. Learn more at www.xerox.com.

Non-GAAP Measures:

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the first-quarter 2014 as well as for the second-quarter and full-year 2014 guidance that excludes certain items.
•	Operating margin for the first-quarter 2014 that excludes certain expenses.
•	Constant Currency revenue growth for the first quarter 2014 which excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contacts:

Ken Ericson, Xerox, +1-202-520-2388, kenneth.ericson@xerox.com

Karen Arena, Xerox, +1-732-407-8510, karen.arena@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Troy Anderson, Xerox, +1-203-849- 2672, troy.anderson@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months
	Ended March 31,
(in millions, except per-share data)	2014	2013	% Change
Revenues
Sales	$1,272	$1,293	(2%)
Outsourcing, maintenance and rentals	3,749	3,792	(1%)
Financing	100	117	(15%)

Total Revenues	5,121	5,202	(2%)

Costs and Expenses
Cost of sales	790	815	(3%)
Cost of outsourcing, maintenance and rentals	2,748	2,758	-%
Cost of financing	36	43	(16%)
Research, development and engineering expenses	144	154	(6%)
Selling, administrative and general expenses	961	1,040	(8%)
Restructuring and asset impairment charges	27	(8)	*
Amortization of intangible assets	84	83	1%
Other expenses, net	40	17	*

Total Costs and Expenses	4,830	4,902	(1%)

Income before Income Taxes & Equity Income (1)	291	300	(3%)
Income tax expense	49	50	(2%)
Equity in net income of unconsolidated affiliates	42	47	(11%)

Income from Continuing Operations	284	297	(4%)
Income from Discontinued Operations, net of tax	2	3	(33%)

Net Income	286	300	(5%)

Less: Net income attributable to noncontrolling interests	5	4	25%

Net Income Attributable to Xerox	$281	$296	(5%)

Amounts attributable to Xerox:
Net Income from continuing operations	$279	$293	(5%)
Net Income from discontinued operations	2	3	(33%)

Net Income attributable to Xerox	$281	$296	(5%)

Basic Earnings per Share:
Continuing Operations	$0.23	$0.23	-%
Discontinued Operations	-	-	-%

Total Basic Earnings per Share	$0.23	$0.23	-%

Diluted Earnings per Share:
Continuing Operations	$0.23	$0.23	-%
Discontinued Operations	-	-	-%

Total Diluted Earnings per Share	$0.23	$0.23	-%

*	Percent change not meaningful.

(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended
	March 31,
(in millions)	2014	2013

Net Income	$286	$300

Less: Net income attributable to noncontrolling interests	5	4

Net Income Attributable to Xerox	281	296

Other Comprehensive (Loss) Income, Net:

Translation adjustments, net	(1)	(363)

Unrealized gains (losses), net	26	(8)

Changes in defined benefit plans, net	(84)	103

Other Comprehensive Loss, Net Attributable to Xerox	(59)	(268)

Comprehensive Income, Net	227	32

Less: Comprehensive income, net attributable to noncontrolling interests	5	4

Comprehensive Income, Net Attributable to Xerox	$222	$28

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(in millions, except share data in thousands)	2014	2013
Assets
Cash and cash equivalents	$1,567	$1,764
Accounts receivable, net	3,032	2,929
Billed portion of finance receivables, net	134	113
Finance receivables, net	1,501	1,500
Inventories	1,044	998
Other current assets	1,184	1,207

Total current assets	8,462	8,511
Finance receivables due after one year, net	2,844	2,917
Equipment on operating leases, net	541	559
Land, buildings and equipment, net	1,438	1,466
Investments in affiliates, at equity	1,384	1,285
Intangible assets, net	2,436	2,503
Goodwill	9,243	9,205
Other long-term assets	2,520	2,590

Total Assets	$28,868	$29,036

Liabilities and Equity
Short-term debt and current portion of long-term debt	$2,109	$1,117
Accounts payable	1,568	1,626
Accrued compensation and benefits costs	803	734
Unearned income	517	496
Other current liabilities	1,603	1,713

Total current liabilities	6,600	5,686
Long-term debt	5,896	6,904
Pension and other benefit liabilities	2,310	2,136
Post-retirement medical benefits	766	785
Other long-term liabilities	611	757

Total Liabilities	16,183	16,268

Series A Convertible Preferred Stock	349	349

Common stock	1,186	1,210
Additional paid-in capital	5,040	5,282
Treasury stock, at cost	(204)	(252)
Retained earnings	9,039	8,839
Accumulated other comprehensive loss	(2,838)	(2,779)

Xerox shareholders’ equity	12,223	12,300
Noncontrolling interests	113	119

Total Equity	12,336	12,419

Total Liabilities and Equity	$28,868	$29,036

Shares of common stock issued	1,186,278	1,210,321
Treasury stock	(18,957)	(22,001)

Shares of common stock outstanding	1,167,321	1,188,320

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(in millions)	2014	2013

Cash Flows from Operating Activities:
Net income	$286	$300
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	345	329
Provision for receivables	16	26
Provision for inventory	10	9
Net gain on sales of businesses and assets	(30)	-
Undistributed equity in net income of unconsolidated affiliates	(42)	(47)
Stock-based compensation	26	31
Restructuring and asset impairment charges	27	(8)
Payments for restructurings	(36)	(38)
Contributions to defined benefit pension plans	(37)	(45)
Increase in accounts receivable and billed portion of finance receivables	(239)	(363)
Collections of deferred proceeds from sales of receivables	120	115
Increase in inventories	(60)	(107)
Increase in equipment on operating leases	(57)	(59)
Decrease in finance receivables	36	96
Collections on beneficial interest from sales of finance receivables	21	2
Increase in other current and long-term assets	(94)	(101)
Increase (decrease) in accounts payable and accrued compensation	8	(94)
Decrease in other current and long-term liabilities	(26)	(66)
Net change in income tax assets and liabilities	29	17
Net change in derivative assets and liabilities	(1)	(47)
Other operating, net	(16)	(37)

Net cash provided by (used in) operating activities	286	(87)

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(84)	(85)
Proceeds from sales of land, buildings and equipment	33	3
Cost of additions to internal use software	(19)	(22)
Acquisitions, net of cash acquired	(54)	(53)
Other investing, net	4	4

Net cash used in investing activities	(120)	(153)

Cash Flows from Financing Activities:
Net proceeds on debt	4	57
Common stock dividends	(68)	(52)
Preferred stock dividends	(6)	(6)
Proceeds from issuances of common stock	20	22
Excess tax benefits from stock-based compensation	3	1
Payments to acquire treasury stock, including fees	(275)	(10)
Repurchases related to stock-based compensation	(1)	(10)
Distributions to noncontrolling interests	(16)	(3)
Other financing	(10)	-

Net cash used in financing activities	(349)	(1)

Effect of exchange rate changes on cash and cash equivalents	(14)	(12)

Decrease in cash and cash equivalents	(197)	(253)
Cash and cash equivalents at beginning of period	1,764	1,246

Cash and Cash Equivalents at End of Period	$1,567	$993

Financial Review

Revenues

	Three Months Ended
	March 31,			% of Total Revenue
			%
(in millions)	2014	2013	Change	2014	2013

Equipment sales	$715	$724	(1%)	14%	14%
Annuity revenue	4,406	4,478	(2%)	86%	86%

Total Revenue	$5,121	$5,202	(2%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,272	$1,293	(2%)
Less: Supplies, paper and other sales	(557)	(569)	(2%)

Equipment Sales	$715	$724	(1%)

Outsourcing, maintenance and rentals	$3,749	$3,792	(1%)
Add: Supplies, paper and other sales	557	569	(2%)
Add: Financing	100	117	(15%)

Annuity Revenue	$4,406	$4,478	(2%)

First quarter 2014 total revenues decreased 2% as compared to the first quarter 2013, with no impact from currency, and reflected the following:

•	Annuity revenue decreased 2% as compared to the first quarter 2013, with no impact from currency. Annuity revenue is comprised of the following:
¡	Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment, and maintenance revenue (including bundled supplies) and rental revenue, both primarily within the Document Technology segment. The decrease of 1% was primarily driven by a decline in the Document Technology segment.
¡	Supplies, paper and other sales includes unbundled supplies and other sales, primarily within our Document Technology segment. The decrease of 2% was driven by moderately lower supplies demand.
¡	Financing revenue is generated from financed sale transactions primarily within our Document Technology segment. The decrease of 15% reflects a lower finance receivable balance primarily as a result of prior period sales of finance receivables and lower originations due to decreased equipment sales. See Sales of Finance Receivables section for further discussion.

•	Equipment sales revenue is reported primarily within our Document Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue decreased 1% as compared to the first quarter 2013, including a 1-percentage point positive impact from currency.

Benefits from product introductions and a positive mix impact were more than offset by lower sales in developing markets and overall price declines ranging from 5% to 10%, which is consistent with prior quarters.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,

	2014	2013	B/(W)
Total Gross Margin	30.2%	30.5%	(0.3)	pts.
RD&E as a % of Revenue	2.8%	3.0%	0.2	pts.
SAG as a % of Revenue	18.8%	20.0%	1.2	pts.

Operating Margin (1)	8.6%	7.5%	1.1	pts.

Pre-tax income margin	5.7%	5.8%	(0.1)	pts.

Operating Margin

First quarter 2014 operating margin1 of 8.6% increased 1.1-percentage points as compared to the first quarter 2013, driven primarily by a 1.4-percentage point improvement in operating expenses as a percent of revenue partially offset by a decline in gross margin of 0.3-percentage points. The operating margin improvement reflects continued productivity and restructuring benefits partially offset by pressure on Services margins from higher government healthcare platform expenses and the run-off of the student loan business. As anticipated, gross margin, SAG and RD&E benefitted from lower year over year pension expense and settlement losses and we expect these benefits to continue throughout 2014, but at a lower amount than in the first quarter.

Gross Margin

Gross margin of 30.2% decreased 0.3-percentage points as compared to the first quarter 2013. While the Document Technology segment gross margin increased 1.2-percentage points, a decrease of 0.7-percentage points in the Services segment gross margin, along with the impact of a higher mix of Services revenue, resulted in the overall decrease in gross margin.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (“RD&E”)

First quarter 2014 RD&E as a percentage of revenue of 2.8% was lower by 0.2-percentage points as compared to first quarter 2013. Benefits from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue), lower spending and productivity improvements exceeded the overall revenue decline on a percentage basis.

RD&E of $144 million was $10 million lower than the first quarter 2013, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength and we continue to invest at levels that enhance our innovation, particularly in Services, color and software. R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percentage of revenue of 18.8% decreased 1.2-percentage points from the first quarter 2013. The decrease was driven primarily by the higher mix of Services revenue (which historically has lower SAG as a percentage of revenue), restructuring and productivity improvements, lower compensation and benefit related expenses and lower bad debt expense. The net reduction in SAG spending exceeded the overall revenue decline on a percentage basis.

SAG of $961 million was $79 million lower than the first quarter 2013. This included a $3 million unfavorable impact from currency for the quarter. SAG expenses reflect the following:

•	$32 million decrease in selling expenses.
•	$37 million decrease in general and administrative expenses.
•	$10 million decrease in bad debt expenses to $14 million, primarily due to a recovery against a prior period write-off. First quarter 2014 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the first quarter 2014, we recorded net restructuring and asset impairment charges of $27 million, which included approximately $28 million of severance costs related to headcount reductions of approximately 1,250 employees worldwide, $1 million of lease cancellation costs and $4 million of asset impairments. Included within these amounts are approximately $4 million of severance costs and asset impairments associated with the decision to shut down a Services business in Latin America. These costs were partially offset by $6 million of net reversals for changes in estimated reserves from prior period initiatives.

During the first quarter 2013, we recorded net restructuring and asset impairment credits of $8 million, primarily resulting from net reversals and adjustments in estimated reserves from prior period initiatives.

The restructuring reserve balance as of March 31, 2014 for all programs was $102 million, of which approximately $96 million is expected to be spent over the next twelve months.

In the second quarter 2014, we expect to incur additional restructuring charges of approximately $0.02 per diluted share for actions and initiatives that have not yet been finalized.

Worldwide Employment

Worldwide employment of approximately 141,400 as of March 31, 2014 decreased by approximately 1,700 from December 31, 2013, due to restructuring-related actions and normal attrition outpacing hiring and the impact of acquisitions.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2014	2013

Non-financing interest expense	$64	$61
Interest income	(2)	(2)
Gains on sales of businesses and assets	(30)	-
Currency losses/(gains), net	1	(4)
Litigation matters	(1)	(37)
Loss on sales of accounts receivables	4	4
Deferred compensation investment gains	(2)	(6)
All other expenses, net	6	1

Total Other Expenses, Net	$40	$17

Non-financing interest expense

The first quarter 2014 non-financing interest expense of $64 million was $3 million higher than first quarter 2013. When combined with financing interest expense (cost of financing), total company interest expense declined by $4 million from the first quarter 2013, primarily driven by a lower average debt balance partially offset by a moderately higher average cost of debt.

Gains on sales of businesses and assets

During the first quarter 2014, we sold a surplus facility in Latin America and recognized a $30 million gain on the sale.

Litigation matters

First quarter 2013 litigation matters reflects the benefit resulting from a reserve reduction.

Income Taxes

First quarter 2014 effective tax rate was 16.8%. On an adjusted basis1, the first quarter 2014 tax rate was 21.6%, which was lower than the U.S. statutory tax rate primarily due to a net benefit of approximately $33 million resulting from the redetermination of certain unrecognized tax positions upon conclusion of several audits as well as foreign tax credits from anticipated dividends.

First quarter 2013 effective tax rate was 16.7%. On an adjusted basis1, the first quarter 2013 tax rate was 21.4%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions and the retroactive tax benefits from the American Taxpayer Relief Act of 2012 tax law change of approximately $19 million.

Xerox operations are widely dispersed. The statutory tax rate in most non U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10 percentage points from these non U.S. operations, which is comparable to 2013.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, we anticipate that our effective tax rate for the remaining quarters of 2014 will be approximately 25% to 27% and for the full year we anticipate it will be approximately 24% to 26%.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $42 million, a decrease of $5 million compared to the first quarter 2013 due primarily to negative translation currency impact. First quarter 2014 equity income includes $3 million of charges related to our share of Fuji Xerox after-tax restructuring while first quarter 2013 includes $4 million of these charges.

Net Income

First quarter 2014 net income from continuing operations attributable to Xerox was $279 million, or $0.23 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $331 million, or $0.27 per diluted share. First quarter 2014 adjustments to net income reflect the amortization of intangible assets.

First quarter 2013 net income from continuing operations attributable to Xerox was $293 million, or $0.23 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $344 million, or $0.27 per diluted share. First quarter 2013 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the first quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Discontinued Operations

In 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American (N.A.) and European Paper businesses. As a result of these transactions, we reported these paper-related operations as Discontinued Operations and reclassified their results from the Other segment to Discontinued Operations in 2013. We recorded a net pre-tax loss on disposal of $25 million in 2013 for the disposition of these businesses. In first quarter 2014, we recorded income of $2 million in discontinued operations primarily representing adjustments to the loss on disposal recorded in 2013 due to changes in estimates.

The components of Discontinued Operations for the periods presented are as follows:

	Three Months Ended March 31,
(in millions)	2014	2013

Revenues	$-	$154

Income from operations	$-	$5
Gain on disposal	2	-

Net income before income taxes	2	5
Income tax expense	-	2

Income from discontinued operations, net of tax	$2	$3

Diluted earnings per share from discontinued operations	$-	$-

Total diluted earnings per share, inclusive of discontinued operations	$0.23	$0.23

Note: First quarter 2013 revenue from discontinued operations reflects three months of revenue from our European paper business as the sale was completed October 31, 2013 and three months of revenue from our N.A. paper business as this sale was completed May 31, 2013.

Segment Review

	Three Months Ended March 31,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2014
Services	$116	$2,807	$2,923	57%	$251	8.6%
Document Technology	576	1,469	2,045	40%	250	12.2%
Other	23	130	153	3%	(51)	(33.3%)

Total	$715	$4,406	$5,121	100%	$450	8.8%

2013
Services	$100	$2,820	$2,920	56%	$273	9.3%
Document Technology	597	1,538	2,135	41%	187	8.8%
Other	27	120	147	3%	(70)	(47.6%)

Total	$724	$4,478	$5,202	100%	$390	7.5%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (BPO), Document Outsourcing (DO) and Information Technology Outsourcing (ITO).

Services Revenue Breakdown:

	Three Months Ended March 31,
(in millions)	2014	2013	Change

Business Processing Outsourcing	$1,767	$1,802	(2%)
Document Outsourcing	823	788	4%
Information Technology Outsourcing	378	375	1%
Less: Intra-Segment Eliminations	(45)	(45)	- %

Total Revenue - Services	$2,923	$2,920	- %

Note: 2013 BPO and ITO revenues have been revised to conform to the 2014 presentation of revenues.

Revenue

First quarter 2014 Services revenue of $2,923 million was 57% of total revenue and was essentially flat with the first quarter 2013, with no impact from currency.

•	BPO revenue decreased 2% and represented 59% of total Services revenue. The anticipated run-off of the student loan business had a 2% negative impact on BPO revenue growth in the quarter. Growth in the commercial and government healthcare businesses and in the commercial European BPO businesses was offset by lower volumes in portions of our customer care and government and transportation businesses.
¡	In the first quarter 2014, BPO revenue mix across the major business areas was as follows: Commercial – 45%, Government and Transportation – 25%, Commercial Healthcare – 17%, Government Healthcare – 13%.
•	DO revenue increased 4% and represented 28% of total Services revenue. DO growth was driven primarily by our partner print services offerings and improvement in Europe.

•	ITO revenue increased 1% and represented 13% of total Services revenue. ITO growth was driven by the continued revenue ramp from prior period signings and strength in our healthcare offerings. As expected, ITO growth continues to decelerate as compared to prior quarters.

Segment Margin

First quarter 2014 Services segment margin of 8.6% decreased by 0.7-percentage points from the first quarter 2013 driven primarily by a gross margin decline of 0.7-percentage points, as margin improvements in DO, Commercial BPO and Commercial Healthcare were more than offset by decreased margin in Government Healthcare. Productivity improvements and restructuring benefits were not enough to offset higher expenses in the Government Healthcare business associated with the implementation of our Medicaid and Health Insurance Exchange platforms, the anticipated run-off of the student loan business and price declines that were consistent with prior periods. SAG and RD&E combined improved moderately overall and as a percent of revenue. The higher than anticipated government healthcare platform costs had a 0.7-percentage point negative impact on segment margin.

Metrics

Pipeline

Our total Services sales pipeline grew 9% over the first quarter 2013. The sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $3.0 billion in TCV for the quarter.

•	BPO signings of $2.1 billion TCV
•	DO signings of $650 million TCV
•	ITO signings of $200 million TCV

Signings on a trailing twelve month basis increased 1% in relation to the comparable prior year period. Signings decreased 20% versus the first quarter 2013, primarily due to a much lower level of renewal decisions than in first quarter 2013, and lower new business signings which were partially impacted by customer decision delays. New business annual recurring revenue (“ARR”) and non-recurring revenue (“NRR”) decreased 7% from the first quarter 2013, partially attributable to customer decision delays in the quarter. The above DO signings amount does not include signings from our partner print services offerings.

Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the ARR on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The first quarter 2014 contract renewal rate for BPO and ITO contracts was 91%, which was 2-percentage points higher than first quarter 2013 and exceeded our target range of 85%-90%. Although the renewal rate was higher, total renewal decisions were lower than in the first quarter 2013.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.

Document Technology Revenue Breakdown:

	Three Months Ended March 31,
(in millions)	2014	2013	Change
Equipment sales	$576	$597	(4%)
Annuity revenue	1,469	1,538	(4%)

Total Revenue	$2,045	$2,135	(4%)

First quarter 2014 Document Technology revenue of $2,045 million decreased 4% from the first quarter 2013, with a 1-percentage point positive impact from currency. Document Technology revenues exclude the impact of growth in Document Outsourcing. Inclusive of Document Outsourcing, first quarter 2014 aggregate document-related revenue decreased 2% from the first quarter 2013. Document Technology segment revenue results included the following:

•	Equipment sales revenue decreased 4% from the first quarter 2013 with no impact from currency. Equipment sales continue to benefit from product refreshes in 2013, growth and acquisitions in the small and mid-size business market and increased demand for color digital production presses. These benefits were more than offset by the continued migration of customers to our growing partner print services offering (included in our Services segment), weakness in developing markets and price declines, which were in the historical 5% to 10% range.
•	Annuity revenue decreased 4% from the first quarter 2013, with a 1-percentage point positive impact from currency. The decrease reflects a modest decline in total pages, weakness in developing markets and a continued decline in financing revenue as a result of prior period sales of finance receivables and lower originations. Annuity revenue is also impacted by the continued migration of customers to our partner print services offering (included in our Services segment).

Document Technology revenue mix was 57% mid-range, 22% high-end and 21% entry consistent with recent quarters.

Segment Margin

First quarter 2014 Document Technology segment margin of 12.2% increased 3.4-percentage points from the first quarter 2013, driven by a 1.2-percentage point increase in gross margin as the benefits from restructuring, cost productivities, lower pension expense and settlement losses, and favorable currency on Yen based purchases more than offset price declines. SAG and RD&E benefits from restructuring, productivity improvements and lower pension and settlement losses more than offset the impact of overall lower revenues on a percentage basis.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes document outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:

Entry

•	20% increase in color multifunction devices driven by demand for the WorkCentre® products.
•	2% increase in color printers.
•	4% decrease in black-and-white multifunction devices driven by developing markets.

Mid-Range

•	7% increase in mid-range color devices, driven by demand for the ConnectKey products.
•	14% decrease in mid-range black-and-white devices.

High-End

•	33% increase in high-end color systems, driven by growth in the Color J75 and C75 Presses and the iGen as we continue to strengthen our market leadership in the Production Color segment. Excluding Fuji Xerox DFE sales, high-end color installs increased 47%.
•	14% decrease in high-end black-and-white systems, reflecting decreased demand across our DocuPrint and Nuvera product lines.

Other

Revenue

First quarter 2014 Other revenue of $153 million increased 4% from the first quarter 2013, with a 1-percentage point positive impact from currency. The increase is due primarily to higher sales of electronic presentation systems. After the aforementioned presentation of our N.A. and Europe Paper distribution businesses as discontinued operations, total paper revenue (all within developing markets) comprised approximately 40% of first quarter 2014 Other segment revenue.

Segment Margin

First quarter 2014 Other segment loss of $51 million decreased $19 million from the first quarter 2013, primarily driven by the previously discussed gain on the sale of the surplus facility in Latin America partially offset by increased non-financing interest expense and currency impacts. Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment.

Notes

(1)See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
(in millions)	2014	2013	Change

Net cash provided by (used in) operating activities	$286	$(87)	$373
Net cash used in investing activities	(120)	(153)	33
Net cash used in financing activities	(349)	(1)	(348)
Effect of exchange rate changes on cash and cash equivalents	(14)	(12)	(2)

Decrease in cash and cash equivalents	(197)	(253)	56
Cash and cash equivalents at beginning of period	1,764	1,246	518

Cash and Cash Equivalents at End of Period	$1,567	$993	$574

Cash Flows from Operating Activities

Net cash provided by operating activities was $286 million in the first quarter 2014. The $373 million increase in operating cash from the first quarter 2013 was primarily due to the following:

•	$82 million increase in pre-tax income before depreciation and amortization, restructuring and litigation.
•	$129 million increase from accounts receivable primarily due to lower year end 2013 accelerated collection programs such as early pay discounts.
•	$102 million increase in accounts payable and accrued compensation primarily related to the timing of accounts payable payments.
•	$47 million increase primarily due to higher levels of inventory in the first quarter 2013 to support the ConnectKey product launch.
•	$46 million increase due to the timing of settlements of foreign currency derivative contracts. These derivatives primarily relate to hedges of Yen inventory purchases.
•	$41 million decrease due to lower net run-off of finance receivables primarily related to the impact from the prior period sales of receivables. See Sales of Finance Receivables for further discussion.

Cash Flows from Investing Activities

Net cash used in investing activities was $120 million in the first quarter 2014. The $33 million decrease in the use of cash from the first quarter 2013 was primarily due to proceeds from the sale of a surplus facility in Latin America.

Cash Flows from Financing Activities

Net cash used in financing activities was $349 million in the first quarter 2014. The $348 million increase in the use of cash from the first quarter 2013 was primarily driven by:

•	$53 million lower net proceeds on debt primarily due to the prior year increase of $40 million in Commercial Paper.
•	$265 million increase in share repurchase activity.
•	$29 million increase due to higher common stock dividends of $16 million as well as distributions to noncontrolling interests of $13 million.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

	March 31,	December 31,
(in millions)	2014	2013

Total Finance receivables, net (1)	$4,479	$4,530
Equipment on operating leases, net	541	559

Total Finance Assets, net (2)	$5,020	$5,089

(1) Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2) Change from December 31, 2013 includes a decrease of $22 million due to currency across all Finance Assets, with the remainder due primarily to repayments exceeding new originations.

The following summarizes our debt:

	March 31,	December 31,
(in millions)	2014	2013

Principal debt balance(1)	$7,975	$7,979
Net unamortized discount	(56)	(58)
Fair value adjustments(2)	86	100

Total Debt	$8,005	$8,021

(1) Includes Notes Payable of $6 million and $5 million as of March 31, 2014 and December 31, 2013, respectively.

(2) Fair value adjustments include the following - (i) Fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) Changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

	March 31,	December 31,
(in millions)	2014	2013

Financing Debt(1)	$4,393	$4,453
Core Debt	3,612	3,568

Total Debt	$8,005	$8,021

(1) Financing Debt includes $3,919 million and $3,964 million as of March 31, 2014 and December 31, 2013, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Credit Facility

In March 2014, we entered into an Amended and Restated Credit Agreement that extended the maturity date of our $2.0 billion unsecured revolving Credit Facility to March 2019 from December 2016. The amendment also included modest changes in pricing and in the composition of the group of Lenders.

At March 31, 2014 we had no outstanding borrowings or letters of credit under the Credit Facility.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months
	Ended March 31,
(in millions)	2014	2013

Accounts receivable sales	$822	$854

Deferred proceeds	124	115

Loss on sale of accounts receivable	4	4

Estimated increase to operating cash flows (1)	11	16

(1) Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables

In the third and fourth quarters of 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million and $682 million, respectively, and associated pre-tax gains of $40 million and $44 million, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.

The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months
	Ended March 31,
(in millions)	2014	2013

Net cash received for sales of finance receivables	$-	$-
Impact from prior sales of finance receivables (1)	(149)	(91)
Collections on beneficial interests	26	2

Estimated decrease to operating cash flows	$(123)	$(89)

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2014 first quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of certain items as well as their related income tax effects.

•	Net income and Earnings per share (EPS)
•	Effective tax rate

In 2014 and 2013 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended		Three Months Ended
	March 31, 2014		March 31, 2013
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS

Reported(1)	$279	$0.23	$293	$0.23

Adjustments:
Amortization of intangible assets	52	0.04	51	0.04

Adjusted	$331	$0.27	$344	$0.27

Weighted average shares for adjusted EPS(2)		1,225		1,280

Fully diluted shares at end of period(3)		1,213

(1) Net Income and EPS from continuing operations attributable to Xerox.

(2) Average shares for the calculation of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.

(3) Represents common shares outstanding at March 31, 2014 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in the first quarter 2014.

Effective Tax reconciliation:

	Three Months Ended			Three Months Ended
	March 31, 2014			March 31, 2013
		Income	Effective		Income
	Pre-Tax	Tax	Tax	Pre-Tax	Tax	Effective
(in millions)	Income	Expense	Rate	Income	Expense	Tax Rate

Reported(1)	$291	$49	16.8%	$300	$50	16.7%

Adjustments:
Amortization of intangible assets	84	32		83	32

Adjusted	$375	$81	21.6%	$383	$82	21.4%

(1) Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended			Three Months Ended
	March 31, 2014			March 31, 2013
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$291	$5,121	5.7%	$300	$5,202	5.8%

Adjustments:
Amortization of intangible assets	84			83
Xerox restructuring charge	27			(8)
Other expenses, net	40			17

Adjusted Operating	$442	$5,121	8.6%	$392	$5,202	7.5%
Equity in net income of unconsolidated affiliates	42			47
Business transformation costs(2)	3			-
Fuji Xerox restructuring charge	3			4
Litigation matters	-			(37)
Other expenses, net*	(40)			(16)

Segment Profit/Revenue	$450	$5,121	8.8%	$390	$5,202	7.5%

* Includes rounding adjustments.

(1) Profit and Revenue from continuing operations attributable to Xerox.

(2) These costs represent incremental costs incurred directly in support of our business transformation and restructuring initiatives.

Guidance:

Earnings Per Share Guidance
	Q2 2014	FY 2014

GAAP EPS from Continuing Operations	$0.21 - $ 0.23	$0.90 - $ 0.96

Adjustments:
Amortization of intangible assets	0.04	0.17

Adjusted EPS	$0.25 - $0.27	$1.07 - $1.13

Note: GAAP and Adjusted EPS guidance includes anticipated restructuring

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended
	March 31,
	2014	2013
Basic Earnings per Share:

Net income from continuing operations attributable to Xerox	$279	$293
Accrued Dividends on preferred stock	(6)	(6)

Adjusted net income from continuing operations available to common shareholders	$273	$287
Net income from discontinued operations attributable to Xerox	2	3

Adjusted net income available to common shareholders	$275	$290

Weighted average common shares outstanding	1,178,828	1,225,271

Basic Earnings per Share:
Continuing Operations	$0.23	$0.23
Discontinued Operations	-	-

Total	$0.23	$0.23

Diluted Earnings per Share:

Net income from continuing operations attributable to Xerox	$279	$293
Accrued Dividends on preferred stock	-	-
Interest on Convertible Securities, net	-	-

Adjusted net income from continuing operations available to common shareholders	$279	$293
Net income from discontinued operations attributable to Xerox	2	3

Adjusted net income available to common shareholders	$281	$296

Weighted average common shares outstanding	1,178,828	1,225,271
Common shares issuable with respect to:
Stock options	3,580	4,854
Restricted stock and performance shares	15,021	21,372
Convertible preferred stock	26,966	26,966
Convertible securities	332	1,992

Adjusted weighted average common shares outstanding	1,224,727	1,280,455

Diluted Earnings per Share:
Continuing Operations	$0.23	$0.23
Discontinued Operations	-	-

Total	$0.23	$0.23

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (shares in thousands):
Stock options	7,742	25,230
Restricted stock and performance shares	19,183	18,412
Convertible preferred stock	-	-
Convertible Securities	-	-

	26,925	43,642

Dividends per Common Share	$0.0625	$0.0575

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended March 31,
(in millions)	2014	2013
Segment Profit	$450	$390
Reconciling items:
Restructuring and related costs ¹	(30)	8
Restructuring charges of Fuji Xerox	(3)	(4)
Amortization of intangible assets	(84)	(83)
Litigation matters	-	37
Equity in net income of unconsolidated affiliates	(42)	(47)
Other	-	(1)

Pre-Tax Income	$291	$300

¹ Q1 2014 Restructuring and asset impairment charges of $27 and business transformation costs of $3.

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:

The Services segment comprises three service offerings:

¡	Business Process Outsourcing.
¡	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.
¡	Information Technology Outsourcing.

Document Technology:

The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

¡	“Entry”, which includes A4 devices and desktop printers.
¡	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.
¡	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems and non-allocated corporate items, including Other expenses, net.